Exhibit 10.26

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

AMENDED AND RESTATED MANUFACTURING SERVICES AGREEMENT

This Amended and Restated Manufacturing Services Agreement (this “Agreement”) is made as of December 18, 2017 (the “Effective Date”) by and between WuXi AppTec, Inc., a corporation organized under the laws of Delaware having a place of business at 4751 League Island Blvd., Philadelphia, PA 19112 (“Company”), and Iovance Biotherapeutics, Inc. (f.d.b.a. Lion Biotechnologies, Inc.), a Delaware corporation having its principal place of business at 999 Skyway Road, Suite 150, San Carlos, CA 94070 (“Iovance”) (each of Company and Iovance, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Company has experience in the development, manufacture and supply of biopharmaceutical products;

WHEREAS, Iovance is developing various novel cancer immunotherapies, including autologous cell therapy products based on its tumor infiltrating lymphocytes (“TILs”) technology;

WHEREAS, Iovance has developed a proprietary process that utilizes a patient’s own TILs, whereby a patient’s TILs are expanded in vitro and then infused back into the patient;

WHEREAS, from time to time, Iovance may engage Company to manufacture and perform services related to the manufacture of Iovance’s autologous cell therapy products for use in clinical trials, all on the terms set out in this Agreement and the applicable Statements of Work between the Parties;

WHEREAS, the Parties previously executed that certain Manufacturing Services Agreement (the “Original Agreement”), with an effective date of November 23, 2016 (the “Original Effective Date”); and

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement to modify the terms applicable to equipment provided by Iovance and augment the scope of the relationship to permit the manufacturing of Product for patients based in the European Union and certain other countries as described herein and the Parties acknowledge and agree that this Agreement satisfies the requirement of Section 18.5.1 of the Original Agreement that any amendment of the Original Agreement be in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Company and Iovance, intending to be legally bound, hereby agree as follows:

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AGREEMENT

1.	DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout this Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1       “AAA” has the meaning set forth in Section 18.15.3.

1.2       “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3       “Agreement” has the meaning set forth in the preamble, and, for clarity, includes the Appendices, the Statements of Work and the Quality Agreement, all of which are incorporated herein by this reference, as amended from time to time in accordance with this Agreement or otherwise by written agreement of the Parties.

1.4       “Background Intellectual Property” has the meaning set forth in Section 13.1.

1.5       “Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced from one manufacturing run using the Process.

1.6       “Batch Record” means the production record pertaining to a Batch.

1.7       “cGMP” means the then current good manufacturing practices, standards, guidelines and regulations promulgated and published by the FDA, European Commission and/or the European Medicines Agency relating to the testing, manufacturing, processing, packaging, labelling, holding or distribution of biologics, drug substances, human cells, tissues, and cellular or tissue-based products, and/or finished drugs, to the extent applicable to the Services, including any standards, guidelines and regulations as promulgated by: (i) the FDA under and in accordance with the U.S. Federal Food, Drug and Cosmetic Act, Title 21, Parts 210, 211, 600, 610, and 1271 of the U.S. Code of Federal Regulations and the Public Health Service Act, to the extent applicable; and/or (ii) the European Medicines Agency, EU Commission and EU member state governmental authorities under and in accordance with European Directive 2003/94/EC, including, in each case of (i) and (ii), the ICH Harmonised Tripartite Good Manufacturing Practice Guide to the extent it, or components thereof, are adopted by the FDA and/or the European Medicines Agency.

1.8       “Change Order” has the meaning set forth in Section 2.2.

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1.9       “COA” means a certificate of analysis, which, with respect to a Batch of Product or Product components, including packaging and labelling, shall include, at a minimum: (i) name, address, and contact phone number of each of the facilities where such Product or component was manufactured; (ii) Product or component name and details; (iii) Product or component batch number and other identification; (iv) date of manufacture; (v) date of expiry, to the extent applicable; (vi) a list of each test performed, the location of the test facility, the acceptance limits as indicated in the Product Specifications or material specifications, and the results obtained (and the COA should document actual values, where Product Specifications or component specifications are quantitative, and maintain the significant figures and rounding of numbers defined in the Product Specifications or component specifications); and (vii) such other information or statements as may reasonably be requested by Iovance.

1.10     “Company” has the meaning set forth in the preamble.

1.11     “Company Confidential Information” means the Confidential Information of Company.

1.12     “Company Operating Documents” means the standard operating procedures, standard manufacturing procedures, standard testing procedures, control specifications, raw material specifications, protocols, validation documentation, and supporting documentation used by Company in the performance of Services and for operation and maintenance of a Facility and Company equipment used in the performance of Services, excluding any of the foregoing that are unique to the Product or Services or provided by Iovance.

1.13     “Company Parties” has the meaning set forth in Section 17.2.

1.14     “Condemnation” has the meaning set forth in Section 18.3.

1.15     “Confidential Information” has the meaning set forth in Section 12.1.

1.16     “CPA” has the meaning set forth in Section 11.2.

1.17     “Effective Date” has the meaning set forth in the preamble.

1.18     “Facility(ies)” means the facility(ies) designated within the applicable Statement of Work where all development work, processing and manufacturing and other Services shall be conducted. Such term includes all of the equipment, machinery and facilities of Company at such location that are used in the performance of the Services.

1.19     “FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.20     “Force Majeure Event” has the meaning set forth in Section 18.2.

1.21     “Forecast” has the meaning set forth in Section 2.7.

1.22     “Improvements” has the meaning set forth in Section 13.2.1.

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1.23     “Indemnitee” has the meaning set forth in Section 17.4.1.

1.24     “Indemnitor” has the meaning set forth in Section 17.4.1.

1.25     “Initial Agreement” has the meaning set forth in Section 18.5.2.

1.26     “Institutional Review Board” means an institutional review board, independent ethics committee or equivalent entity that approves, monitors and reviews medical research.

1.27     “Insurance Policy” has the meaning set forth in Section 17.5.

1.28     “Intellectual Property” has the meaning set forth in Section 13.1.

1.29     “Iovance” has the meaning set forth in the preamble.

1.30     “Iovance Confidential Information” means the Confidential Information of Iovance.

1.31     “Iovance Intellectual Property” means Background Intellectual Property of Iovance and New Iovance Intellectual Property.

1.32     “Iovance Materials” has the meaning set forth in Section 5.1.

1.33     “Iovance Parties” has the meaning set forth in Section 17.1.

1.34     “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.3.

1.35     “Law” or “Laws” means (a) all applicable constitutional provisions, laws, statutes, codes, rules, regulations, guidances, orders, treaties, judgments, decrees, directives, injunctions and/or ordinances of any United States or European Union (as it exists on the Effective Date) governmental entity or authority, which are applicable to the Parties, their respective obligations under this Agreement, or otherwise to the Patient Materials, Process and/or Product (any component thereof and/or the manufacture or processing thereof), including Directive 2001/83/EC, Directive 2004/23/EC and Directive 95/374/EC and the General Data Protection Regulation 2016 (when in force), and (b) cGMPs. Any reference to a particular law or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.

1.36     “Losses” has the meaning set forth in Section 17.1.

1.37     “Master Batch Record” or “MBR” means the documentation that contains a detailed description of the Process and any other instructions to be followed by Company in the production of Product.

1.38     “Materials” has the meaning set forth in Section 5.2.

1.39     “New Iovance Intellectual Property” has the meaning set forth in Section 13.2.1.

1.40     “Original Agreement” has the meaning set forth in the Recitals.

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1.41     “Original Effective Date” has the meaning set forth in the Recitals.

1.42     “Party” or “Parties” has the meaning set forth in the preamble.

1.43     “Patient Material” means (a) the Patient Tumor, and (b) all biological materials derived therefrom.

1.44     “Patient Tumor” means the patient’s primary or metastatic tumor provided by or on behalf of Iovance to Company hereunder for Company to apply the Process to and from which the TILs will be isolated and expanded to produce a Product.

1.45     “Personal Information” means any data about an identified or identifiable individual, including data that identifies an individual or that could be reasonably used to identify, locate, track, or contact an individual, in any media or format, including computerized or electronic records and paper-based files. Personal Information includes both (i) directly identifiable information, such as a name, identification number or unique job title, Social Security number or other government-issued identifier, or credit card information, and (ii) indirectly identifiable information, such as date of birth, unique mobile or wearable device identifier, telephone number and Internet Protocol address, as well as key-coded data.

1.46     “Process” means Iovance’s proprietary process for expanding TILs from a Patient Tumor in vitro to produce a Product and provided by Iovance to Company pursuant to this Agreement, as such process may be further developed under this Agreement.

1.47     “Process Specifications” means robust, data-driven specifications developed by or for Iovance with respect to the implementation of the Process as set forth in the Quality Agreement, as such specifications may be amended from time to time in accordance with the Quality Agreement.

1.48     “Product” means the finalized TIL cell therapy product that is produced from Patient Material by the application of the Process.

1.49     “Product Specifications” means the testing methods and associated robust, data-driven acceptance criteria used to assess the Product manufactured under this Agreement, as such methods and/or acceptance criteria may be amended from time to time in accordance with the Quality Agreement.

1.50     “Product Warranties” means those warranties as specifically stated in Section 9.1.

1.51     “Project Team” has the meaning set forth in Section 3.1.

1.52     “Purchased Equipment” has the meaning set forth in Section 2.3.5.

1.53     “Quality Agreement” means the Quality Agreement entered into by the Parties on November 3, 2016, as may be amended or restated from time to time by the Parties.

1.54     “Regulatory Approval” means the approvals, licenses, registrations or authorizations (including marketing authorizations) of any regulatory authority that may be necessary for the development, marketing, sale and commercialization of the Product (including such approvals as are necessary to distribute investigational product).

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1.55     “Remedial Event” means an event whereby Product is subject to a recall, field corrective action, or other regulatory action, including a clinical hold.

1.56     “Report” has the meaning set forth in Section 3.2.

1.57     “Representatives” means, with respect to a Party, (a) its employees, contractors, subcontractors, consultants, agents, Affiliates or persons otherwise associated with such Party as a result of the performance of this Agreement or a Statement of Work and (b) the employees, contractors, subcontractors, consultants, agents of such Party’s Affiliates or persons otherwise associated with such Party’s Affiliates as a result of the performance of this Agreement or a Statement of Work.

1.58     “Security Incident” has the meaning set forth in Section 6.2.7.

1.59     “Services” means the activities performed by Company under a Statement of Work.

1.60     “SOP” means a standard operating procedure.

1.61     “Specifications” means the Product Specifications and the Process Specifications.

1.62     “Statement of Work” means a statement of work that is signed by the Parties and attached hereto as Appendix A or later becomes attached through an amendment by the Parties as further detailed in Article 2. As each subsequent Statement of Work is agreed to and signed by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered (for example as A-1, A-2, A-3, etc.). For clarity, the plural of “Statement of Work” is “Statements of Work”.

1.63     “Suite” means one (1) Company cGMP compliant unit space suitable for the performance of Services under a Statement of Work.

1.64     “Taxes” has the meaning set forth in Section 11.3.

1.65     “Term” has the meaning set forth in Section 16.1.

1.66     “Third Party” means any party other than Company, Iovance or their respective Affiliates.

1.67     “TILs” has the meaning set forth in the recitals.

1.68     “Use” means to perform any operation or set of operations on Patient Materials or Personal Information, whether or not by automatic means, including collecting, recording, organization, storage, access, adaptation, alteration, retrieval, consultation, use, evaluation, analysis, reporting, sharing, disclosure, dissemination, transmission, making available, alignment, combination, blocking, deleting, erasure or destruction.

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1.69     “WO A-4” has the meaning set forth in Section 18.5.2.

1.70     “Work” has the meaning set forth in Section 13.2.1.

2.	STATEMENTS OF WORK; PERFORMANCE

2.1       Statement of Work. From time to time, the Parties will enter into individual Statements of Work, which shall describe the Services to be performed by Company thereunder and other details related thereto. Statements of Work shall be in a form to be agreed by the Parties and may include the following as applicable to the Services: Process transfer, Process development, Specifications, nature (e.g., expected tumor types) of applicable Patient Tumors, number of Product lots required to be produced per month and in the aggregate during the term of the Statement of Work, timelines for receipt, delivery and dispatch of applicable Patient Tumors and Products, required Suite availability, required delivery terms for Product, financial consideration, and such other terms as the Parties mutually determine. Once agreed to by the Parties, each such Statement of Work shall be executed by each of the Parties and appended hereto as part of Appendix A. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control unless the Parties expressly agree in a Statement of Work that a particular clause in such Statement of Work will control.

2.2        Modification of Statement of Work. Should Iovance want to modify a Statement of Work, including a change or revision to the method or manner of performance of Company’s obligations under such Statement of Work, or the facilities, equipment, or materials to be used in performing the Services subject to such Statement of Work, Iovance may propose to Company an amendment to the Statement of Work with the desired modifications (“Change Order”). Upon receipt of such Change Order, Company will evaluate the Change Order and discuss with Iovance those Change Order elements that Company may reasonably accommodate. Based on such discussions, Company will prepare a modified version of the Statement of Work reflecting the elements of such Change Order (including any changes to the estimated timing, estimated charges or scope of Services) and will submit such modified version of the Statement of Work to Iovance for review and comment. Additionally, if Company reasonably determines that a change or addition to the information provided by Iovance hereunder, or gained under an applicable Statement of Work necessitates a change to (i) the method or manner of performance of Company’s obligations hereunder including an acceleration of such obligations, (ii) production or assay batch records, or (iii) the facilities, equipment, materials, Services or site, which may cause an activity start date to be rescheduled, Company may propose a Change Order to Iovance, which Iovance will consider in good faith, but which will otherwise be subject to this Section 2.2. If the Parties agree on terms, they will execute such modified Statement of Work and such modified Statement of Work shall be appended and become part of the original (or prior) Statement of Work and this Agreement. Thereafter such modified version of the Statement of Work will be deemed to have replaced the prior version of the Statement of Work and to be binding on the Parties. Notwithstanding the foregoing, if a modified version of the Statement of Work is not agreed to and executed by both Parties, the then-current Statement of Work shall remain in effect.

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2.3       Performance by Company.

2.3.1       Company will perform the Services in a professional and workmanlike manner and in accordance with generally accepted industry practices and the standards and the terms of this Agreement, the applicable Statement of Work, the Quality Agreement, and all Laws, and will ensure the same of any Affiliates and Third Parties performing Services on behalf of Company.

2.3.2       Company shall not amend, modify, change or supplement a Statement of Work, or any part thereof, without the prior written consent of Iovance.

2.3.3       Company shall assign such qualified scientific, technical, and other personnel and allocate such Suite capacity to perform the Services as set forth in the applicable Statement of Work. To the extent such Statement of Work does not specify scientific, technical or other personnel or Suite capacity, Company shall assign such scientific, technical and other personnel, and shall allocate such Suite capacity, as is reasonably and customarily necessary for performing the Services as set forth in the applicable Statement of Work, and consistent with all Laws, this Agreement and the Quality Agreement. Company shall ensure that Company personnel, and any Affiliates or Third Parties, assigned to perform activities under this Agreement shall be capable of professionally and competently performing the applicable Services. All persons and entities providing Services shall be appropriately trained and qualified to perform their assigned responsibilities.

2.3.4       Company will promptly notify Iovance of any delays that arise during the performance of a Statement of Work.

2.3.5       Unless authorized by Iovance in writing, Company shall perform the Services only at the Facility(ies) designated in the applicable Statement of Work. Unless authorized by Iovance in writing, Company may not utilize any facility, other than the Facility(ies), in connection with the Services and/or Products. Unless otherwise provided by or authorized by Iovance in writing, Company will use Company’s equipment for the performance of the Services. Without limiting the foregoing, Iovance will purchase and lease to Company, for no additional consideration other than Company’s performance under this Agreement and the Statements of Work, such equipment as is identified in the applicable Statement of Work to be provided by Iovance to Company (the “Purchased Equipment”). All Purchased Equipment will be delivered to Company free and clear of all liens and encumbrances other than those securing obligations being serviced by Iovance, and Company will not permit or cause to be suffered any liens or encumbrance on any Purchased Equipment. Company will be responsible for the maintenance of the Purchased Equipment for so long as the Purchased Equipment is used in performance of the Services, including furnishing all necessary and appropriate utilities for its operation and maintenance.

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2.3.6       Company shall ensure that all Purchased Equipment is properly maintained in accordance with cGMP, is protected from deterioration other than normal wear and tear, is only used for the Services, and is returned to Iovance upon the expiration or termination of this Agreement at Iovance’s reasonable and pre-approved cost and expense. Except for the use of accessories required for the operation of the Purchased Equipment, Company shall not make any alterations, modifications, or additions to the Purchased Equipment and shall not remove anything from the Purchased Equipment, without the prior written consent of Iovance. Company shall provide Iovance and its Representatives with full and free access to the Purchased Equipment during normal business hours. All Purchased Equipment is and shall remain the property of Iovance and shall be and remain tagged accordingly. In no event shall Company have any interest in the Purchased Equipment other than Company’s leasehold interest consisting of Company’s right to possess and use the Purchased Equipment as provided in this Agreement. Company will not claim or identify the Purchased Equipment as being owned by Company. The Purchased Equipment will be located solely at the Facilities until so notified by Iovance. Iovance may file at Iovance’s expense any document or other information necessary to demonstrate and secure its ownership in the Purchased Equipment, including a Uniform Commercial Code financing statement providing the name of Iovance as lessor and of Company as lessee and indicating the collateral as the Purchased Equipment. Iovance may also notify any person who has filed a Uniform Commercial Code financing statement against Company covering equipment, or who otherwise might claim an interest in Company’s equipment, as to Iovance’s interest in the Purchased Equipment. Company shall cooperate with Iovance in completing and filing, and shall execute or join with Iovance in executing, any such documents, information or notifications. Iovance shall not be liable or otherwise responsible for any loss, damage or other consequence suffered by Company, its Affiliates or any Third Party as a direct or indirect result of the Purchased Equipment or the use of the Purchased Equipment by Company, its Representatives or any unauthorized person while the Purchased Equipment is in the possession or under the control of Company, except to the extent such loss, damage or consequence is the direct or indirect result of the actions or omissions of Iovance’s or any of its Representatives’ (for clarity, excluding Company) use of or physical contact with the Purchased Equipment.

2.3.7       All Facilities, equipment, including Purchased Equipment, and processes shall be appropriately qualified, monitored, verified, and validated, as applicable, commensurate with the Services to be performed as may be required under Law, prior to the commencement of the Services utilizing such Facilities, equipment and processes, including Purchased Equipment, by Company. Company shall maintain the Facility(ies), equipment, including Purchased Equipment and contract rights in use at the Facility(ies) in conditions adequate to perform the Services in accordance with all Laws, this Agreement, the Quality Agreement, and the applicable Statement of Work.

2.3.8       Company shall timely procure and store all materials (other than the Patient Materials and Iovance Materials) that are required for the performance of the Services as such Services are described in applicable Statements of Work.

2.4       Compliance with Safety, Health and Environmental Laws. Company shall be responsible for compliance with all Laws related to health, safety and the environment where Services are performed, including providing its employees and consultants engaged in the performance of Services or Iovance representatives engaged in the review of Services with all required information and training concerning any potential hazards involved in the performance or review of the Services and any precautionary measures to protect such Iovance representatives, and Company’s employees and consultants from any such hazards. Except to the extent caused by the negligent act or omission of Iovance or any Iovance representative, Iovance shall not be responsible for any injuries that Company’s employees or consultants or Iovance’s representatives may suffer in the performance or review of Services.

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2.5       Outsourcing to Third Parties. Company shall, only after receiving prior written approval by Iovance (which such approval may be withheld in Iovance’s sole discretion), be entitled to outsource discrete portions of the Services to Third Parties, which such approval shall be received in the form of an executed Statement of Work that specifically identifies such Third Parties, the Services to be so outsourced, and the location(s) at which such outsourced Services will be performed; provided that (i) the terms of any such arrangement between such Third Party and Company are substantially identical in their effect to those set forth in this Agreement, especially in terms of confidentiality, Intellectual Property rights, and compliance with Laws, (ii) Company shall be responsible for the initial and ongoing Third Party qualification (including any appropriate validation or verification of the Services to be performed by such Third Party, including, to the extent applicable, equipment to be used by any such Third Party), to the extent required by Law, and for Company’s obligations for Services provided by any Third Party under this Agreement or any Statement of Work, and (iii) Company shall remain liable for Company’s obligations under this Agreement or any applicable Statement of Work regardless of the failure of any such Third Party to perform the subcontracted Services in accordance with this Agreement. Company hereby expressly waives any requirement that Iovance exhaust any right, power or remedy, or proceed against any such Third Party, for a breach of any of Company’s obligation or performance hereunder due to such Third Party’s failure prior to proceeding directly against Company. Subject to Section 10.4.2, Iovance shall have the right to review Company’s qualification of all Third Parties and Third Party activities under this Agreement or any Statement of Work and shall have the right to inspect or audit, itself or through a Representative, or attend any Company inspection or audit of such Third Party before providing written approval of such Third Party. Iovance’s review, audit and inspection, and attendance rights hereunder shall continue following Iovance’s written approval of the Third Party and shall further extend to any Third Party re-qualification (including any appropriate re-validation or re-verification of Services, including, to the extent applicable, equipment to be used by any such Third Party), to the extent such re-qualification is required by Law, and re-qualification of Third Party activities under this Agreement or any Statement of Work conducted by Company of any such Third Party.

2.6       Use of Affiliates. Company may exercise its rights and perform its obligations under this Agreement through one (1) or more of its Affiliates with Iovance’s prior written consent; provided, that, Company (i) shall be responsible for ensuring that all of its Affiliates comply with the terms and conditions of this Agreement (including all obligations with respect to the confidential treatment of Iovance Confidential Information and assignment of any New Iovance Intellectual Property), each Statement of Work, the Quality Agreement and all Laws, (ii) shall be responsible for the initial and ongoing Affiliate qualification, to the extent required by Law, and for its obligations with respect to the Services that are provided by any Affiliates on behalf of Company under this Agreement or any Statement of Work, (iii) shall remain directly responsible for the performance of its Affiliates under this Agreement (including performance under any applicable Statement of Work), and (iv) hereby expressly waives any requirement that Iovance exhaust any right, power or remedy, or proceed against any such Affiliate for any obligation or performance hereunder (including performance under any applicable Statement of Work), prior to preceding directly against Company. Subject to Section 10.4.2, Iovance shall have the right to review Company’s Affiliate qualification and qualification of such Affiliate’s activities under this Agreement or any Statement of Work and shall have the right to inspect or audit, itself or through a Representative, or attend any Company inspection or audit of such Affiliate before providing written approval of such Affiliate. Iovance’s review, audit and inspection, and attendance rights hereunder shall continue following Iovance’s written approval of any such Affiliate of Company and shall further extend to any Affiliate re-qualification, to the extent such re-qualification is required by Law, and re-qualification of such Affiliate’s activities under this Agreement or any Statement of Work conducted by Company.

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2.7       Forecast and Suspended Services. From time-to-time during the Term, Iovance will provide to Company a rolling twelve (12)-month forecast specifying Iovance’s anticipated requirements for the number of Batches to be Processed by calendar quarter for the succeeding four (4) calendar quarters, including anticipated tumor type (the “Forecast”). The number of Batches set forth in the Forecast shall constitute Iovance’s good faith estimate of Iovance’s requirements for Company’s manufacturing capacity for such periods. Additionally, the Parties shall meet once per month, either in person or via teleconference or videoconference, to discuss Iovance’s anticipated manufacturing needs. In the event of a Remedial Event the Parties agree that Company’s obligation to supply and Iovance’s obligation to purchase any Batches included in the Forecast that would be affected by such Remedial Event, shall be suspended commencing upon receipt by Company of written notice from Iovance of the Remedial Event and continuing until such time as such Remedial Event is resolved. Iovance shall promptly notify Company when any such Remedial Event is resolved and the Parties obligations which were suspended shall resume. Regardless of any such suspension, Iovance shall remain obligated to pay for the manufacturing suite fees as specified in an applicable Statement of Work; provided, that, if an investigation conducted under the Quality Agreement determines that such Remedial Event was caused by the negligence or willful misconduct of Company, Iovance shall have no obligation to pay such fees during the period of suspension. If the Remedial Event lasts longer than three (3) months then Iovance may (i) elect to resume the affected manufacturing activities in accordance with the Forecast, or (ii) pay Company for the agreed suite fees plus other fixed costs for the Batches contained in the Forecast for the duration of the Remedial Event, or (iii) allow Company to use the suite(s) and manufacturing capacity for Third Party projects for the duration of the Remedial Event plus six (6) months, in which case during such time Iovance shall have no obligation to pay to Company any amounts for such manufacturing suite fees or Batches included in the Forecast; provided, that, if an investigation conducted under the Quality Agreement determines that such Remedial Event is caused by the negligence or willful misconduct of Company, Iovance shall have no obligation to pay suite fees or other fixed costs during the period of suspension and may elect to maintain the suspension of manufacturing activities until the resolution of the Remedial Event. With regard to Iovance’s election under the previous sentence, Iovance shall give Company at least thirty (30) days’ notice of its intent.

2.8       Timing of Services. Each Party understands that once the timing for manufacturing Batches is established that it is of the utmost importance that the execution of each Party’s obligations is consistent with meeting the timing required for Batch production. Accordingly, both Parties shall perform their respective obligations in order to meet the timing guidelines for Batch production provided in the applicable Statement of Work.

2.9       Commercial Manufacturing Agreement. Upon Iovance’s request (and at Iovance’s sole discretion), Company and Iovance shall enter into a mutually agreeable commercial manufacturing agreement whereby Company will provide Product to Iovance for commercial purposes.

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3.	GOVERNANCE

3.1       Project Team.

3.1.1       In accordance with the Original Agreement, the Parties have established a project team (“Project Team”), which consists of personnel from each Party who are appropriately skilled and knowledgeable in relation to the Services. The Project Team is comprised of equal numbers of representatives from Iovance and Company. A representative from Iovance shall chair the Project Team.

3.1.2       The Project Team shall be responsible for the following:

(a)	coordinating transfer of technology and knowledge related to the Services;

(b)	amending and updating Statements of Work;

(c)	implementation of the Services through each Statement of Work;

(d)	monitoring of the Services under each Statement of Work;

(e)	reporting to the JSC on the progress of the Services; and

(f)	establishing Project Team subgroups as reasonably necessary.

3.1.3       Decisions of the Project Team shall be made by unanimous agreement of the Parties, with each Party’s representatives having one (1) vote in the aggregate. For purposes of clarity, decisions by the Project Team may be made by as few as one (1) representative from each Party and in any forum (face-to-face, videoconference, teleconference, etc.). In the event that unanimity is not achieved within the Project Team, either Party may, within thirty (30) days, refer such matter to the JSC and the JSC shall promptly discuss the matter and attempt in good faith to resolve the matter.

3.1.4       Unless otherwise agreed to by the Parties in writing;

(a)	the Project Team shall meet at least bi-weekly, in person, or by teleconference or videoconference;

(b)	the Project Team members from Company shall keep the Project Team members from Iovance fully and regularly informed as to its progress with its obligations under each Statement of Work, including written Project reports, and progress with respect to general obligations under this Agreement as Iovance may reasonably request; and

(c)	Project Team subgroups shall communicate and meet as necessary in order for the activities allocated to them to be conducted in accordance with the timelines mandated by the Project Team.

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3.2        Reports. Company shall (a) be available for conference calls discussing progress, problems and plans associated with the Services and (b) upon the request of Iovance provide written reports to the Project Team setting forth the results of the Services (each a “Report”). Company shall also provide other reports, data, and information to the Project Team as agreed to by the Project Team, or as set forth in an applicable Statement of Work, from time-to-time. Company shall further provide other reports, data, and information that (i) Company is required to provide to Iovance under Laws within the timeframes specified by such Laws, and/or (ii) Iovance is required to report to the applicable regulatory authorities with sufficient time to allow Iovance to evaluate the relevant reports, data, and/or information and provide its report to the applicable regulatory authorities within the timeframes required by Law.

3.3       Joint Steering Committee.

3.3.1       In accordance with the Original Agreement, the Parties have established a joint steering committee (the “Joint Steering Committee” or “JSC”), which consists of personnel from each Party who are appropriately skilled and knowledgeable in relation to the Services. The JSC is comprised of equal numbers of representatives from Iovance and Company. A representative from Iovance shall chair the JSC.

3.3.2       The JSC shall be responsible for the following:

(a)	managing the overall relationship between the Parties;

(b)	providing strategic guidance and management regarding clinical and commercial development, key contractual responsibilities and alignment across all functional activities;

(c)	establishing and monitoring the goals and prioritization of the Services, and overseeing the Services generally;

(d)	providing resources and budget guidance for the Services;

(e)	establishing performance metrics focusing on adherence to milestones, budgets and the objectives of the Services;

(f)	resolving disputes referred to the JSC by the Project Team; and

(g)	discussing reports provided by the Project Team.

3.3.3       Decisions of the JSC shall be made by unanimous agreement of the Parties, with each Party’s representatives having one (1) vote in the aggregate. For purposes of clarity, decisions by the JSC may be made by as few as one (1) representative from each Party and in any forum (face-to-face, videoconference, teleconference, etc.). In the event that unanimity is not achieved within the JSC, either Party may, within thirty (30) days, refer such matter for resolution pursuant to Section 18.15.1.

3.3.4       Unless otherwise agreed to by the Parties in writing, the JSC shall meet once per calendar quarter, in person, or by teleconference or videoconference.

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3.4       Committee Minutes. The Party hosting a given Project Team or JSC meeting will be responsible for preparing reasonably detailed written minutes that reflect, without limitation, material decisions made, action items identified and unresolved matters discussed at such meetings. The initial draft of the meeting minutes for a given meeting, reflecting key decisions, action items and unresolved matter, among other details, shall be completed by the end of such meeting and circulated to the other Party for subsequent review and approval.

4.	TECHNOLOGY TRANSFER

4.1      Process Specifications. From time to time, Iovance shall provide the Process Specifications to Company and such Background Intellectual Property of Iovance as may be reasonably required by Company to perform the Services hereunder pursuant to a Statement of Work. For clarity, all right and title to and in such Process Specifications and Iovance’s Background Intellectual Property shall remain solely vested in Iovance.

4.2       Master Batch Record.

4.2.1       Company will prepare Master Batch Records as required to execute the Process in accordance with the Process Specifications, this Agreement, any applicable Statement of Work, all Laws, and the Quality Agreement. Iovance will inform Company of any specific requirements Iovance may have relating to the Master Batch Records, including any information or procedures, including testing procedures, Iovance wishes to have incorporated therein and Company will reflect any such instructions provided by Iovance in the Master Batch Record. If Company intends to include in the Master Batch Record the use of any assay, medium, or other technology that either is not commercially available or is subject to a separate licensing or royalty payment, Company will inform Iovance of such intention in advance and the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials or technology in the Process. Company will not incorporate any of Company’s Background Intellectual Property, or that of any Affiliate or Third Party, into the Process or the Master Batch Records without the prior written consent of Iovance.

4.2.2       Company will deliver iterative versions of the Master Batch Record to Iovance on timing set forth in each Statement of Work that calls for the preparation of a new Master Batch Record. Iovance will notify Company in writing of any objections or comments it has to the draft Master Batch Record, and upon such notification, representatives of Company and Iovance will meet promptly to resolve such objections. The Master Batch Record will be final when approved by Iovance and shall be deemed Iovance Confidential Information.

5.	Iovance MATERIALS

5.1       Iovance Materials. Iovance will provide Company with the materials, and rights with respect to associated intellectual property, set forth in Appendix B or as expressly stated in a Statement of Work (“Iovance Materials”). All Iovance Materials supplied to Company shall remain the exclusive property of Iovance. Iovance Materials shall only be used as described in the applicable Statement of Work, this Agreement, the Quality Agreement and in compliance with all Laws. Under no circumstances shall Iovance Materials be used in humans without the prior written consent of Iovance.

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5.2       Limitation on Liability. Company shall not be liable for (i) the accuracy or inherent characteristic, or defect of Iovance Materials, Iovance Confidential Information, Patient Materials, or other information or material provided by Iovance as such are first provided or made available by or on behalf of Iovance (collectively, “Materials”) or for any error or defect in the Services to the extent directly arising out of or related to any such inaccuracies, inherent characteristic or defect in such Materials at the time first provided or made available nor for (ii) any consequences of such inaccuracies, inherent characteristics or defects that could not reasonably be avoided by Company, including any delay in Company’s performance of the Services in accordance with any Statement of Work to the extent directly resulting from such inaccuracies, inherent characteristic or defects in Materials at the time first provided or made available.

5.3       Disclaimer. ANY MATERIALS PROVIDED BY Iovance HEREUNDER (INCLUDING “MATERIALS”) ARE PROVIDED WITHOUT REPRESENTATION OR WARRANTY OF ANY SORT, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND Iovance MAKES NO REPRESENTATION THAT THE USE OF SUCH MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

5.4       Transfer, Records and Return. Company shall not transfer any portion of the Iovance Materials to any Third Party or use the Iovance Materials for any purpose other than the purposes of performing its obligations under, and in accordance with, this Agreement, the Quality Agreement, the applicable Statement of Work, and all Laws. Company shall hold, store and transport all supplies of the Iovance Materials in compliance with all Laws, this Agreement, the Quality Agreement, and the applicable Statement of Work. Company shall maintain complete and accurate records relating to the disposition of all Iovance Materials. Within thirty (30) days of the expiration or termination of any Statement of Work or this Agreement, or Iovance’s request, Company shall return to Iovance, or destroy, at Iovance’s option, all unused supplies of Iovance Materials.

6.	PATIENT MATERIALS

6.1       Handling, Storage and Use of Patient Materials. As Patient Materials will include biological materials received from individual patients, as well as intermediates and Product manufactured from Patient Tumors, Company shall handle, use and store Patient Materials strictly in accordance with this Agreement, the applicable Statement of Work, the Quality Agreement, and all Laws, and, unless otherwise requested by Iovance in writing, exclusively at the Facility(ies). All Patient Materials shall remain the sole property of Iovance and shall not be used for any other purpose other than for the performance of obligations under the applicable Statement of Work.

6.2       Privacy and Data Protection. Throughout the Term, Company shall:

6.2.1       promptly inform Iovance of all subcontractors and other Third Parties involved in and the geographic location of all Patient Material data and any such data flows across country borders that are undertaken by or on behalf of Company in performing the Services;

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6.2.2       use its material tracking system to ensure that Patient Materials can be traced and identified through the production stream and ultimately matched with the correct subject. Company shall work with Iovance to incorporate Iovance’s existing clinical coding system into Company’s Patient Material tracking system, the incorporation of which shall be subject to Iovance’s prior written approval;

6.2.3       Use Patient Materials only in accordance with Iovance’s instructions, this Agreement, the Quality Agreement, each Statement of Work, and all Laws, and in good faith performance of its obligations on behalf of Iovance under this Agreement. Where disclosure is required by Law, Company shall immediately notify Iovance, work with Iovance to take actions Iovance deems necessary with regard to the disclosure, use its best efforts to limit the disclosure, cooperate with Iovance should Iovance wish to pursue an order limiting the disclosure, and only disclose the minimum amount of Patient Materials needed to comply with such Law. For the avoidance of doubt, Company shall not Use any Patient Materials that it may access or otherwise receive under this Agreement for its own marketing, analytics or other purposes, Company shall not license, sell or otherwise provide Patient Materials to any Third Party that has not been approved in writing by Iovance and that has not entered into a written agreement obligating it to protect Patient Materials in accordance with the standards set forth in this Article 6;

6.2.4       without limiting Section 6.1, Use all Personal Information and Patient Materials only in accordance with

(a)	all applicable privacy, security and data protection Laws (including the United States Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, including the Standards for Privacy of Individually Identifiable Health Information, and the EU Data Protection Directive 95/46/EC and the General Data Protection Regulation 2016 (when in force)), rules, regulations, codes of conduct, certifications, bilateral and multilateral privacy and data protection frameworks and enforceable forms of self-regulation, including those restricting cross border transfer of data,

(b)	all Laws governing biosamples and their use (such as EU Directive 2005/28/EC of 8 April 2005 laying down principles and detailed guidelines for good clinical practice as regards investigational medicinal products for human use, as well as the requirements for authorization of the manufacturing or importation of such products) and its various implementation laws in the EU Member States,

(c)	all similar laws in Switzerland as are referenced in the foregoing subsections (a) and (b), such as the Swiss Human Research Act (as amended in 2014) and the Swiss Federal Data Protection Act, and

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(d)	all Laws governing outbound telephone calls, transmission of electronic mail, transmission of facsimile messages and any other communications-related privacy or data protection laws and regulations (including the EU ePrivacy Regulation once it has entered into force);

6.2.5       maintain control over Patient Materials received by it hereunder and not release Patient Materials, without Iovance’s written consent, to any person or entity other than the Representatives of Company who (a) are under Company’s direct supervision and control and (b) have a need to access Patient Materials in connection with this Agreement. Any Representative of Company that is a Third Party shall first be approved by Iovance prior to receipt of or access to Patient Materials. Company shall further not allow anyone to take or send Patient Materials to any location other than the Facility(ies), unless written permission is obtained by Company from Iovance prior to such transfer. Notwithstanding the foregoing, the restrictions in this Section 6.2.4 shall not apply to the extent specifically requested by Iovance, in which case, Company shall take all Iovance requested action;

6.2.6       implement reasonable physical, technical and administrative safeguards, which shall be in accordance with all Laws, as appropriate for the sensitivity of the information and Patient Materials, to protect Patient Materials and Iovance Confidential Information received by Company pursuant to this Agreement from loss, misuse, and unauthorized access, disclosure, alteration or destruction, including implementation and enforcement of administrative, technical and physical security policies and procedures, and training of all staff responsible for handling Patient Materials in accordance with the requirements set forth in this Article 6;

6.2.7       notify Iovance within a reasonable period, in no event to exceed seventy-two (72) hours after discovery, or shorter if required by Law of any unauthorized uses or disclosures of Patient Materials or any Security Incident involving Patient Materials, including any incident that Company reasonably believes to involve unauthorized access to or disclosure of Patient Materials, of which it becomes aware; provided, further, that if Company (or any of its Representatives, or their personnel) is responsible for the Security Incident, Company shall promptly take all necessary and appropriate corrective action. All corrective actions shall be subject to Iovance’s prior written approval. Company shall reasonably cooperate with Iovance in its investigation of a Security Incident, whether discovered by Company, Iovance or a Third Party, which shall include providing Iovance a detailed description of the Security Incident, the identity of the Patient Materials affected, and any other information Iovance reasonably may request concerning such Security Incident, as soon as such information can be collected or otherwise becomes available. Company shall pay for or reimburse Iovance for all costs, losses and expenses relating to any Security Incident arising from Company’s gross negligence or willful misconduct, including costs of forensic assessments and breach notifications, as applicable, and all other remedies required by Law. “Security Incident” shall mean any actual or suspected event in which Patient Materials is or may have been lost, stolen, improperly altered or destroyed, improperly accessed, or used for a purpose not permitted under this Agreement;

6.2.8       cooperate with Iovance to respond to any inquiries regarding practices related to the Use of Patient Materials in connection with this Agreement; and

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6.2.9       obligate its Representatives, or any personnel thereof, to adhere to the standards as described in this Article 6.

6.3       Personal Information. Iovance shall use commercially reasonable efforts to not provide, and Company shall not receive, any patient identifying information, including Personal Information. In the event that Company receives any patient identifying information, including Personal Information, Company shall (a) immediately notify Iovance, and (b) take tangible actions, including implementing any necessary security and/or protection precautions, as may be directed by Iovance.

6.4       Return or Destruction. Company shall return or destroy all unused or leftover Patient Materials received from, or on behalf of, Iovance, or otherwise received by Company on behalf of Iovance upon the earlier of (a) thirty (30) days after completion or termination of the Services utilizing such Patient Materials or (b) Iovance’s request, and in accordance with all Iovance written instructions, including confirmation of destruction. Company shall not retain such Patient Materials, except as set forth in the Quality Agreement.

6.5       Breach. Company shall be responsible for any and all breaches of this Article 6 by its Representatives.

7.	MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

7.1       Manufacture by Company. Iovance shall provide the requisite Iovance Materials (including, to the extent applicable, Patient Materials), and information related to such Iovance Materials, as is required for Processing by Company into Product in accordance with the timing set forth in the applicable Statement of Work. Company will perform such Services as set forth in this Agreement, the Quality Agreement and the applicable Statement of Work. Company shall handle and store all quantities of Product, Patient Materials and any other materials used in the Services in accordance with the terms and conditions of this Agreement (including the applicable Specifications), the Quality Agreement, the applicable Statement of Work, and all Laws.

7.2       Quality Agreement. The Parties have entered into the Quality Agreement, which sets forth the respective quality assurance and regulatory responsibilities of the Parties.

7.3       Delivery. Product shall be delivered FCA (Incoterms 2010) Company Facility. Transportation of Product or Materials, whether or not under any arrangements made by Company, will be at the sole risk and expense of Iovance. Product shall be made available for shipment in accordance with the Quality Agreement.

7.4       Shipment. Company will package and label Product for shipment in accordance with the Master Batch Record, Specifications, any written instructions provided by Iovance, the applicable Statement of Work, this Agreement, the Quality Agreement, and all Laws. Such packaging and labelling shall further comply with Company’s SOPs to the extent they do not conflict with the foregoing. At its sole discretion, Iovance will arrange or Iovance will instruct Company to arrange the transportation of Product or Iovance Materials from Company’s Facility to the destination indicated by Iovance in accordance with the applicable Statement of Work and the Quality Agreement, and, if applicable, Iovance’s written requests, instructions, and directions. All reasonable, pre-approved costs and expenses incurred by Company in complying with this Section 7.4 will be charged to Iovance in accordance with the applicable Statement of Work.

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7.5       Inspection. Iovance shall arrange for the examination of the Product or Iovance Materials by recipient as soon as practicable after receipt. Notice of all claims arising out of: (1) visible damage to or total or partial loss of Product in transit or (2) non-delivery shall be given in writing to Company and the carrier as soon as possible by Iovance or Iovance’s designee.

7.6       Damaged Product or Iovance Materials. To the extent possible, Iovance or Iovance’s designee shall make damaged Product or Iovance Materials and associated packaging materials available for inspection and shall reasonably comply with the requirements of any insurance policy covering the Product or Iovance Materials. Company shall provide reasonable assistance to Iovance in pursuing any claims arising out of the transportation of Product or Materials.

7.7       Low Yield. Company shall notify Iovance in writing as soon as Company becomes aware of an anticipated low yield of Product (e.g., a Batch is not expected to yield the number of cells anticipated for the particular Patient Material type as set forth in the Statement of Work or Specifications or any other circumstances that may lead to a low yield or inadequate Product volume) and such notification shall include the relevant circumstances, including the underlying reasons (if known at the time of notification) for such low yield (e.g., available quantities of materials, equipment problem, manufacturing capacity or other resources needed in the manufacture of Product), proposed remedial measures, and the date such shortage is expected to end. To the extent that a low yield of Product meets the definition of a deviation under the Quality Agreement, the low yield shall further be subject to the deviation procedures in the Quality Agreement.

7.8       Storage, Waste. Company shall, in accordance with all Laws, this Agreement (including the Specifications), the applicable Statement of Work, and Quality Agreement, maintain adequate storage accommodations for all of the materials, Patient Materials and Product. In connection with the Services, Company shall be solely responsible for maintaining safety procedures in connection with the production and manufacture of Product and for the generation, treatment, storage, transportation and/or disposal of waste relating thereto, all of which shall comply with all Laws, including all applicable environmental and occupational safety and health requirements in the jurisdiction of the applicable Facility, this Agreement, the applicable Statement of Work, and the Quality Agreement. Company shall supply certificates of destruction to Iovance upon Iovance’s request therefor.

7.9       Changes and Change of Control. Company shall not make any amendments, changes or supplements to the Product Specifications without Iovance’s prior written consent. Company shall further not make any amendments, changes or supplements to the Products or Services, including to the raw materials used in the Process (including the specifications therefor or the source thereof), equipment and machinery, the test methods used in connection with the Services and/or Products, the Process and/or Process Specifications, approved, qualified, validated, and/or verified methods (including the method of qualification, validation and/or verification), or the cleaning process or procedures, to the extent that any amendment, change or supplement could reasonably have a direct impact on the quality, safety, purity, potency, or performance of Product or require submissions to or approvals from any regulatory authority or other review authority, such as Institutional Review Boards, without Iovance’s prior written approval. All other changes, amendments, and supplements shall be provided to Iovance in the Product Documentation, as defined in the Quality Agreement. All permitted amendments, changes, or supplements shall, in each instance, comply with all Laws and shall be made in accordance with this Agreement, each Statement of Work, and the Quality Agreement. In the event that any amendment, change or supplement is required in order to comply with Law or is required by a regulatory authority or other review authority, including Institutional Review Boards, Company shall immediately notify Iovance in writing. All such amendments, changes, and supplements required in order to comply with Law or that are required by a regulatory or other review authority shall be subject to Iovance’s written approval and notification requirements of this Section. Notwithstanding the foregoing, if any amendment, change or supplement requires submissions to or approvals from any regulatory authority or other review authority, including Institutional Review Boards, Company shall not implement such amendment, change or supplement until such submission to or approval has been made and/or obtained by Iovance. All such submissions and approvals shall be subject to Section 10.2. The process for Company and Iovance requested amendments, changes and supplements, as well as implementation of all such amendments, changes and supplements shall be further specified in the Quality Agreement.

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8.	RECORDS; REPORTS

8.1       Records.

8.1.1       Company will maintain accurate and complete records of documents, accounts, invoices, records and/or other information relating to the Services, including as required by this Agreement, the applicable Statement of Work, the Quality Agreement, all Laws and generally accepted industry practices and standards, and all procedures, records, reports and findings in connection with Company’s (or its subcontractor’s, as applicable) audit of the suppliers of materials. Company will retain possession of all Batch Records (which Batch Records shall be made accessible through a secured electronic portal) and Company Operating Documents, and will make such records and documents available for review and, solely with respect to Batch Records, copy by Iovance at the Facility upon Iovance’s request. Without limitation, Iovance may inspect data and records related to Services, including deviations, discrepancies, out-of-Specifications, failures, investigations, and Batch-specific environmental monitoring data, water and testing data, and Process data as reasonably requested by Iovance. Company Operating Documents will remain Company Confidential Information. Notwithstanding the foregoing, Iovance will have the right to use and reference through a Drug Master File, or other such means as agreed to by the Parties, those portions of Company Operating Documents if required by Law for Iovance to fulfill its responsibilities under such Law, or as required for any filings, submissions, interactions, or communications with any applicable regulatory authority, review authority, including Institutional Review Boards, or clinical trial investigators, sites, and/or subjects. Company shall maintain all records in connection with this Agreement for the longer of (a) ten (10) years after the completion of the Services giving rise to such records; or (b) the period that Company is required by Laws to retain such records for recordkeeping, testing and regulatory purposes. Company shall not dispose of or otherwise destroy any such records without notifying Iovance, obtaining Iovance’s written approval for such disposal or destruction, and allowing Iovance to take control of such records (excluding Company Operating Documents) at Iovance’s reasonable cost and expense. All such records shall be protected from alteration, destruction, and Security Breaches.

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8.1.2       Without limiting the foregoing Section 8.1.1, each Party shall maintain, in accordance with and for the period required under this Agreement, the Quality Agreement, each Statement of Work, and all Laws, complete and adequate records pertaining to the Services, including validation data, stability testing data, as applicable, Batch Records, and the methods and Facilities used for the Services.

8.2       Iovance Regulatory Requirements. Company shall provide Iovance with all requested records, Reports, and documentation related to the Services as required under Law or for any filings, submissions, interactions, or communications with any applicable regulatory authority review authority, including Institutional Review Boards, or clinical trial investigators, sites, and/or subjects; provided, that, to the extent the requested documentation is a Company Operating Document, Company shall provide such documentation to Iovance or, subject to Iovance’s prior review, directly to the applicable regulatory authority. The Company will also promptly cooperate with Iovance and respond to all inquiries, audits or information requests etc. from data protection agencies or data subjects, at the Company’s own expense, that Iovance or the Company may receive and that pertain to Personal Information or to any Laws mentioned under Section 6.2.4.

8.3       Language. All records and Reports shall be written in or translated into English and in the form as required under the applicable Statement of Work.

8.4       Ownership. Except to the extent required by Law, Iovance shall be the sole owner of the records generated through or in connection with the performance of the Services (excluding Company Operating Documents) and Reports and all rights, title and interest in and to such records and Reports shall vest solely with Iovance. Such records and Reports shall constitute Iovance Confidential Information and are subject to the provisions of Article 12 hereof. Company further agrees to execute any documents or undertake any further actions if requested by Iovance to evidence transfer of title to such records and Reports. Company shall not use such records or Reports for any use, commercial or noncommercial, other than for performing its obligations hereunder, without Iovance’s prior written consent. Notwithstanding anything to the contrary in this Agreement, all such records and Reports and the possession/retention thereof will be subject to the terms of this Section 8.

9.	PRODUCT WARRANTIES; INSPECTION AND RELEASE

9.1       Product Warranties. Unless otherwise requested by Iovance in writing, as further specified in Section 12 and 13 of the Quality Agreement, Company represents, warrants and guarantees that any Product at the time of delivery pursuant to Section 7.3:

9.1.1       conforms to the Specifications;

9.1.2       was subject to Services performed in accordance with the Master Batch Record and Process Specifications;

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9.1.3       was subject to Services performed in accordance with this Agreement, the applicable Statement of Work, the Quality Agreement, and all Laws;

9.1.4       was manufactured in Facilities that are in compliance with all Laws at the time of such manufacture;

9.1.5       unless otherwise requested by Iovance in writing, as further specified in Section 12 and 13 of the Quality Agreement, the article comprising each shipment or other delivery hereafter made by Company to, or on the order of Iovance is hereby guaranteed as of the date of such shipment or delivery, to be, on such date, not adulterated by Company within the meaning of the Federal Food, Drug and Cosmetic Act, or similarly designated under other Laws of equivalent intent or effect, and not an article which may not, under the provisions of section 404, 505, or 512 of the Federal Food, Drug, and Cosmetic Act, be introduced into interstate commerce, or similarly designated under other Laws of equivalent intent or effect; and

9.1.6       is being transferred to Iovance free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, except as such existed prior to transfer to Company hereunder.

The foregoing representations and warranties set forth in Sections 9.1.1 through 9.1.6, inclusive, shall be deemed the “Product Warranties”.

9.2       Product Inspection, Shipment and Release.

9.2.1        When the Product ordered by Iovance is ready for shipment, Company will immediately notify Iovance. Product shipment and release procedures, including terms regarding Iovance requests for shipment, shall be specified in the Quality Agreement.

9.2.2       In the event that Product does not meet the Product Warranties, then, at Iovance’s option, which such option shall be articulated in writing, Company shall: (i) destroy such Product, in compliance with Law and all written instructions provided by Iovance, and if such Product’s non-conformance is due to Company’s negligence or willful misconduct, then Company shall produce for Iovance another Batch of Product to replace the non-conforming Product at no additional cost to Iovance, or (ii) re-process such Product in accordance with written instructions provided by Iovance to produce for Iovance another Batch of Product to replace the non-conforming Product at no additional cost to Iovance; provided, that, if Company is unable to replace or re-process Product, as applicable, Company shall refund to Iovance the price of the manufacturing run, raw materials (excluding Patient Materials) and associated testing for that non-conforming Product. Company shall adhere to any instructions provided by Iovance with respect to the disposition of any such non-conforming Product, including delivering such Product to Iovance for further testing. The Parties shall reasonably cooperate to investigate the cause of any such non-conformance. The rights and remedies set forth in this Section 9.2.2 constitute the exclusive rights and remedies of Iovance in respect of the matters identified under this Section 9.2.2 and 9.2.3.

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9.2.3       Should either Party discover any Product non-conformance, deficiency, or deviation following the release, issuance of a COA by Company or Iovance, shipment, administration, and/or infusion of Product, immediate notice shall be provided to the other Party. In such circumstances, the Parties shall follow the applicable procedures specified in the Quality Agreement. In the event that an investigation concludes that such Product non-conformance, deficiency, or deviation had an adverse impact on Product quality so as to render the Product to be unusable and such non-conformance, deficiency, or deviation is due to Company’s negligence or willful misconduct, then at Iovance’s discretion, such non-conforming Product may be treated in accordance with Section 9.2.2. Further terms regarding Product non-conformance and deviations shall be specified in the Quality Agreement. The rights and remedies set forth in this Section 9.2.3 constitute the exclusive rights and remedies of Iovance in respect of the matters identified under this Section 9.2.3, except that where such unusable Product led to a clinical adverse event that gave rise to an indemnifiable Loss, then the rights and remedies under Section 17 also apply.

10.	REGULATORY MATTERS; INSPECTIONS; Iovance ACCESS

10.1     Permits and Approvals. During the Term, Company will maintain all licenses, permits, registrations, identifications and approvals necessary for the performance of the Services in the Facility(ies). Company will promptly notify Iovance if Company receives notice that any such license, permit, or approval is or may be revoked or suspended, or otherwise limited, or should Company receive notification of any investigation, threat, pending, current, or future proceeding, or notice of the foregoing.

10.2     Inspections by and Interactions with Regulatory Agencies.

10.2.1       Inspections and Regulatory Authority Interactions. Company will allow representatives of any regulatory agency to inspect the relevant parts of the Facility(ies) where the Services are carried out and to inspect any relevant documentation and records, including the Master Batch Record and Batch Records, as such regulatory agency is authorized to inspect by Law, to verify compliance with all Laws and other practices or regulations. Company will immediately notify Iovance of the scheduling of, or without scheduling when a regulatory inspection begins, any such inspection and, if possible, will permit Iovance’s attendance at and participation in any such inspection to the extent such inspection is related to the Products and/or Services or would reasonably be expected to affect Company’s ability to perform its obligations under this Agreement. Company will promptly send to Iovance a copy of (or in the case of oral interactions, summaries or minutes of) any communications, reports, citations, inspectional findings, establishment inspection reports, FDA Form 483s, warning letters, untitled letters, or other assertions of noncompliance received by Company from a regulatory authority that is related to or would reasonably be expected to otherwise impact the Products and/or Services.

10.2.2       Interactions.

(a)	To the extent permitted by the relevant regulatory authority and by Law, Iovance shall be solely and exclusively responsible for all interactions and communications with and reports to the applicable regulatory authorities related to the Products and/or Services.

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(b)	To the extent that the relevant regulatory authority will not or is not permitted by Law to directly interact with Iovance, copies of (or summaries in the case of oral communications, interactions, and reports) all interactions and communications with, and reports to, the applicable regulatory authority related to the Products and/or Services (whether written or oral) shall be submitted to Iovance by Company, in reasonable and sufficient time prior to submission to the applicable regulatory authority, for Iovance’s prior review and approval. For clarity, this may include Iovance providing on-site, but indirect, assistance to Company in connection with a regulatory interaction. Company will incorporate all of Iovance’s comments in good faith that are factually accurate and not contrary to Company’s responsibility under Law.

(c)	Company shall be responsible for all interactions and communications with and reports to the applicable regulatory authorities that are not related to the Products and/or Services, but that could reasonably be expected to impact the Products and/or Services. Company, however, shall provide copies of all communications, interactions, and reports proposed for submission (or summaries in the case of oral communications, interactions, and reports) that could reasonably be expected to impact the Product and/or Services, to Iovance, in reasonable and sufficient time prior to submission to the applicable regulatory authority, for Iovance’s prior comment. Company will consider all of Iovance’s comments in good faith.

(d)	In addition to the requirements of the foregoing subsections (b) and (c), Company shall furnish Iovance with final copies (or summaries or minutes in the case of oral communications, interactions, and reports) of all communications and interactions with, and reports to any applicable regulatory authority that relate to or could reasonably be expected to otherwise impact the Products and/or Services.

(e)	After any of the foregoing interactions, communications, or reports, Company shall notify Iovance and provide Iovance with copies (or summaries or minutes in the case of oral communications, reports, and interactions) of any further communications with or received from, or reports to such regulatory agency relating to the subject matter of the response to the extent such response relates to the Products and/or Services or could reasonably be expected to impact the Products and/or Services. Any further interactions and communications with, or reports to the applicable regulatory authority to the extent related to the Products and/or Services or could reasonably be expected to impact the Products and/or Services shall be governed by the terms of this Section 10.2.2 (including with respect to Iovance’s right to comment on and/or approve the interaction, communication, or report prior to any submission to a regulatory authority), applied mutatis mutandis. Company shall further keep Iovance promptly and fully informed of the steps taken by Company to resolve any outstanding issues with such regulatory agency and the anticipated timetable of resolution of such issues to the extent that they do not involve interactions and communications with, or reports to an applicable regulatory authority, which shall be subject to Iovance’s prior written approval to the extent such steps relate to the Products and/or Services, or which shall be subject to Iovance’s comment prior to implementation to the extent such steps could reasonably be expected to impact the Products and/or Services. In the former case, Company shall incorporate all of Iovance’s comments in good faith. In the latter case, Company will consider all of Iovance’s comments in good faith.

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10.2.3       All documentation, summaries, minutes and information provided to Iovance by Company under this Section may be redacted for any Third Party confidential or proprietary information.

10.2.4       Company shall take all necessary, requested, or required corrective actions as a result of any communications, reports, citations, inspectional findings, establishment inspection reports, FDA Form 483s, warning letters, untitled letters, or other assertions of noncompliance received by Company from a regulatory authority that are related to or may otherwise impact the Products and/or Services and shall, as agreed to by the Parties, update Iovance on the implementation of such corrective actions. As requested by Iovance, Company shall confer with Iovance on, and seek Iovance’s prior written consent before implementing, such corrective actions to the extent they impact the Products and/or Services or affect Company’s ability to perform its obligations under this Agreement.

10.2.5       Company shall provide Iovance with all information, records, documentation, and assistance that Iovance may request and that is reasonably necessary or useful for Iovance to address any interaction or communication with, or report to a regulatory authority; provided, that, to the extent the requested documentation is a Company Operating Document, Company shall provide such documentation to Iovance or, subject to Iovance’s prior review, directly to the applicable regulatory authority.

10.3     Other Interactions. Interactions and communications with any clinical trial site, investigator, subject, and/or Institutional Review Boards, as well as with any other manufacturing establishments and/or consignees pursuant to 21 C.F.R. § 1271.160 shall be governed by the Quality Agreement.

10.4     Inspections by Iovance.

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10.4.1       At agreed-upon dates and times, which agreement Company shall not unreasonably withhold, condition or delay, Iovance and/or its Representatives may visit, inspect, or audit any Facility and/or Services, be present in any Facility during the performance of the Services, and review documents, operations, procedures, and records as they pertain to the performance of the Services, including to: (a) determine Company’s compliance with, to the extent applicable, the requirements of this Agreement and the Quality Agreement; (b) inspect for compliance with Law (including, to the extent applicable, cGMPs, and environmental, health and safety Laws); (c) perform risk and loss control assessments to support Iovance’s insurance and self-insurance programs; (d) inspect storage facilities and quality systems for Product; (e) review Company’s practices, controls, technologies, and procedures with regard to the electronic storage, access, and transmission of records, reports, data, and information relating to the Services to conduct and (f) review, copy (excluding Company Operating Documents), and audit records of Company with respect Company’s performance of its obligations with respect to the Services or Products. As part of Iovance’s audit or inspection of a Facility, Iovance’s audit or inspection may include the auditing or inspection of any documentation of Company’s suppliers (including suppliers of materials) and Third Party service providers who perform Services, to the extent it relates to the Products and Services, including documentation relating to the Company’s Third Party service providers who perform Services and/or supplier qualification procedures; the initial and ongoing qualification (including any appropriate validation or verification of Services, including, to the extent applicable, equipment to be used by any such Third Party) of any Third Party service provider who performs Services, including risk assessments, audit reports or questionnaires, and associated corrective actions. Should, in Iovance’s reasonable judgment, Iovance need to conduct a for-cause audit, Iovance shall provide Company with two (2) days’ prior written notice where practicable and where such notice would not frustrate the purpose of the audit in Iovance’s reasonable determination.

10.4.2       In accordance with the terms of the applicable agreement with Company and Third Party manufacturers, suppliers, or other persons or entities providing Services, Iovance may participate in or independently conduct, itself or through a Representative, an audit or inspection of Company’s Third Party manufacturers, suppliers, or other persons or entities providing Services in furtherance of this Agreement. Company’s quality assurance department shall cooperate with Iovance, as necessary or useful, in any such inspection or audit.

10.4.3       In the event Iovance identifies any deficiency with respect to the performance of the Services or compliance with this Agreement, the Quality Agreement or any applicable Statement of Work during any inspection, audit, or review pursuant to Section 10.4.1 or 10.4.2, or otherwise, Iovance shall notify Company of such deficiency. Company shall investigate and respond to any such deficiency, including the timely implementation of a corrective action plan (if, and as applicable), the process for which shall be further set forth in the Quality Agreement. Company shall fully implement any such corrective action plan prior to producing any further Product; provided, however, that Iovance may (but shall not be obligated to), in its sole discretion, accept Product and/or request the production of Product from Company prior to completion of the corrective action. During the pendency of such deviation(s) and/or corrective action(s), Company shall comply with Iovance’s instructions concerning the shipment of Product and/or the continued provision of Services. Iovance shall have the right to review all relevant documentation in connection with such deficiency and corrective action. If the corrective actions taken do not reasonably address a deficiency that would reasonably impact Product quality, then Iovance shall have the right to terminate this Agreement effective immediately pursuant to Section 16.2 and without any further cure period under Section 16.2. The rights and remedies set forth in this Section 10.4.3 constitute the exclusive rights and remedies of Iovance with respect to the subject matter herein, except that where such deficiency causes Iovance to experience a related cost, loss or expense, then the foregoing limitation does not constitute a waiver of any right otherwise available to Iovance under this Agreement or at law.

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10.4.4       In the event an audit or inspection of a Third Party service provider who performs Services or raw material supplier reveals a material quality compliance issue related to the Services, Iovance shall have the right to direct Company promptly identify and qualify a new Third Party, or raw material supplier, as applicable, acceptable to and approved by Iovance in writing and to provide the Services or raw materials impacted by such material quality compliance issue, as applicable. Notwithstanding the foregoing, Company shall be fully responsible for sourcing and testing of materials (other than Iovance Materials), and qualification and management of its subcontractors, supplier(s) of materials (other than Iovance Materials), and Third Parties providing Services under an applicable Statement of Work.

10.4.5       Company shall ensure that Third Parties involved in the performance of the Services (or any component thereof including materials suppliers) permit and afford Iovance the same rights as set forth in Section 10.4.1; provided that if Company expects that it will not be able to include all such terms and conditions in its agreement with a particular Third Party or supplier, Company shall notify Iovance of same and the Parties will discuss and mutually agree upon an appropriate course of action; provided further that if the Parties do not agree on an appropriate course of action and any such Third Party or supplier does not afford Iovance such rights, then Iovance shall have the right to terminate this Agreement effective immediately.

10.4.6       For clarity, any such inspection or audit (or failure to inspect or audit) shall not relieve Company of its obligation to comply with all Laws, each Statement of Work, this Agreement and the Quality Agreement and does not constitute a waiver of any right otherwise available to Iovance. In addition, for critical raw material suppliers as well as for Third Party manufacturers of Product, Company shall be required to audit each and Iovance shall have the right to review the audit reports and findings and Company’s procedures for auditing such suppliers.

10.4.7       While on-site at a Facility, Iovance will abide by standard policies, operating procedures and the security procedures established by such Facility with respect to conduct at such Facility provided to Iovance in advance in writing and with any reasonable instructions or requests by Company while at such Facility, which could not reasonably be provided to Iovance in advance. During any such on-site visit of the Facility, Iovance will cooperate with Company in taking reasonable precautions to avoid exposure of its Representatives to information regarding activities unrelated to Product manufactured for Iovance. Notwithstanding the above, Company shall not impose any restrictions or other procedures that would impede Iovance’s ability to conduct a reasonable and comprehensive audit.

10.5     Iovance Access. Without limiting Iovance’s obligations under Section 10.4.7, Representatives of Iovance may act as a person-in-plant and observe the Services. For the avoidance of doubt, Iovance Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

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10.6     Procedures. Representatives of Iovance working at, visiting, or otherwise having access to a Facility will abide by applicable Company Operating Documents, standard policies and security procedures with respect to conduct at such Facility provided to Iovance in advance in writing and with any reasonable instructions or requests by Company while at such Facility, which could not reasonably be provided to Iovance in advance. During any such on-site work, visit, or access to a Facility, Iovance will cooperate with Company in taking reasonable precautions to avoid exposure of its Representatives to information regarding activities unrelated to Product or the Services. Representatives of Iovance working at the Facility will be and remain employees of Iovance, and Iovance will be solely responsible for the payment of compensation for such Representatives of Iovance (including applicable federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits).

11.	FINANCIAL TERMS

11.1     Payments. Iovance will make payments to Company in the amounts and as set forth in the applicable Statement of Work.

11.2     Invoices. In accordance with payment schedule set forth in the applicable Statement of Work, Company will provide Iovance with invoices each setting forth a detailed account of amounts payable by Iovance. The undisputed amounts set forth in each such invoice will be due and payable within sixty (60) days of receipt of such invoice by Iovance. Iovance will have the right to audit any necessary documents associated with such invoices either by itself or by a certified public accountant (“CPA”) reasonably acceptable to Company. In case the audit of the CPA reveals a discrepancy that resulted in (a) an overpayment by Iovance to Company, then Company shall credit the deviated amount with the next invoice to Iovance (or if no more invoices are required Company shall promptly pay such amount to Iovance), or (b) an underpayment by Iovance to Company, then Iovance shall promptly pay such amount to Company. In the event an invoice is disputed, the Parties shall work together in good faith to resolve such dispute as expeditiously as possible and payment on any such disputed amount shall be due thirty (30) days after the dispute is resolved.

11.3     Taxes. Iovance agrees that it is responsible for and will pay any sales, use or other taxes (the “Taxes”) resulting from Company’s production of Product under this Agreement (except for income or personal property taxes payable by Company). Company will list the Taxes as separate line item(s) in the applicable invoices. Company will not collect any sales and use taxes from Iovance in connection with the production of any Product hereunder if Iovance provides to Company the appropriate valid exemption certificates.

11.4     Method of Payment. All payments to Company hereunder by Iovance will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by the Parties.

11.5     Iovance shall not have the right to set off any of its payment obligations owed to Company against any damages, credits, claims or charges assessed by Iovance against Company.

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11.6     Late Payment. In the event of a default of payment of any amounts by Iovance on the due date, then (a) interest shall accrue on any amount overdue at the annual rate of one per cent (1%) above the prime rate of interest published from time to time in the Wall Street Journal (or similar successor rate), interest to accrue on a day to day basis both before and after judgment; and (b) Company shall, without prejudice to any other of its accrued rights, be entitled to suspend or immediately terminate those Services and/or Statement(s) of Work to which such late payment relates.

12.	CONFIDENTIAL INFORMATION

12.1     Definition. “Confidential Information” means all confidential, proprietary and/or trade secret information or materials owned or controlled by a Party, including technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, controls, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, other procedures related to the Services, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that has been developed under this Agreement. Without limiting the foregoing, (a) the terms of this Agreement are deemed the “Confidential Information” of both Parties and will be subject to the terms and conditions set forth in this Article 12, and (b) the Product, the Process, the Master Batch Record, Specifications, and all other Intellectual Property of Iovance and/or its Affiliates (including New Iovance Intellectual Property) are deemed Iovance Confidential Information, as to which Iovance will be deemed the disclosing Party and Company will be deemed the receiving Party in all circumstances, and are subject to the terms and conditions of this Article 12.

12.2     Exclusions. Notwithstanding the foregoing Section 12.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

12.2.1       At the time of disclosure is in the public domain, other than as a result of a breach of an obligation of confidentiality or non-use or other misappropriation;

12.2.2       Becomes part of the public domain, by publication or otherwise, other than as a result of a breach of an obligation of confidentiality or non-use or other misappropriation;

12.2.3       At the time of disclosure is already in possession of the Party who received such information, without restriction as to confidentiality or use, as established by contemporaneous written records;

12.2.4       Is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possess and make unrestricted disclosures of such information; or

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12.2.5       Is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

12.3     Disclosure and Use Restriction. Each receiving Party agrees to keep confidential all Confidential Information it receives and not to disclose, transfer or use it for any purpose other than as expressly permitted under this Agreement. The receiving Party will not use the Confidential Information of the other Party for any purpose other than the performance of its obligations and exercise of its rights under this Agreement. Subject to the terms of Article 8, the receiving Party (a) agrees to return or destroy promptly (and certify such destruction) at the owning Party’s request all Confidential Information of the owning Party, and (b) if not earlier requested, upon termination of this Agreement, shall promptly return to the disclosing Party such Confidential Information, and shall destroy all copies thereof, together with all notes, drawings, abstracts and other information relating to the disclosing Party’s Confidential Information prepared by the receiving Party or any of its representatives, regardless of the medium in which such information is stored; provided, however, that the receiving Party may maintain one (1) archival copy of the disclosing Party’s Confidential Information, which such archival copy shall remain subject to the obligations of confidentiality and non-use set forth herein. The return or destruction of the Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article 12.

12.4     Security and Use. Each receiving Party agrees to (i) institute and maintain reasonable and customary security procedures to identify, protect and account for all copies of Confidential Information of the disclosing Party, and (ii) limit disclosure of the disclosing Party’s Confidential Information to its Representatives having a need to know such Confidential Information for purposes of the receiving Party exercising its rights and performing its obligations under this Agreement; provided that such Representatives are informed of the confidential nature of the information, and are subject to obligations of confidentiality, non-disclosure, non-use and inventions similar to and at least as restrictive as those set forth in this Agreement. The receiving Party shall notify the owning Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information, but in any event no later than seventy-two (72) hours thereafter; provided, that, for clarity, such notification shall not excuse the receiving Party from any liability in connection with such unauthorized use or disclosure.

12.5     Government-Required Disclosure. If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information with respect to which it is subject to an obligation of confidentiality under this Agreement, such Party shall comply with the order, but shall (a) give prompt written notice to the disclosing Party of the proposed disclosure, and allow the disclosing Party at least thirty (30) days to object to all or any portion of the disclosure before it is disclosed; (b) if advance notice is not possible, provide written notice of disclosure immediately thereafter; (c) to the extent possible, minimize the extent of such disclosure; and (d) use reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise), it being understood that any information so disclosed shall otherwise remain subject to the limitations on use and disclosure hereunder. The Party permitted to disclose any Confidential Information under this Section shall take into consideration all comments and objections raised by the other Party. The Party permitted to disclose any Confidential Information under this Section shall further cooperate with and provide the other Party with the opportunity to seek any protective order reasonably deemed necessary by such Party.

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12.6     Permitted Iovance Disclosure. Notwithstanding anything else in this Agreement, Iovance shall further be permitted to disclose information subject to an obligation of confidentiality under this Agreement to the extent reasonably necessary for Iovance to comply with any Laws, make any filings, submissions or reports to an applicable regulatory authority, and to preserve the safety of any subjects in a Iovance clinical trial.

12.7     Publicity. Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party. Neither Party shall disclose to any Third Party nor to the public generally (a) the terms of this Agreement, or (b) the specific relationship between the Parties established hereunder, except where such disclosure is necessary for Regulatory Approval of Product. Notwithstanding the foregoing, the Parties shall have the right to disclose the material commercial terms of this Agreement to any potential acquirer, merger or commercial partner or significant investor; provided, however, that prior to any such disclosure, such Party (1) shall require the intended recipient to sign an undertaking agreeing to accord confidential treatment to such information at least as restrictive as the terms set forth herein and not use such information except to evaluate the proposed acquisition, merger, commercial arrangement or investment, and (2) shall take such other steps reasonably necessary to secure confidential treatment of such information.

13.	INTELLECTUAL PROPERTY

13.1     Generally. For purposes of this Agreement, “Intellectual Property” means collectively all legal rights in works or ideas, including any patents, copyrights, trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, and all other intellectual property rights, including all applications and registrations with respect thereto, and all data, information (including Confidential Information), reports and any and all related documentation. Neither Party will, as a result of this Agreement, acquire any right, title or interest in to any Intellectual Property owned or controlled by the other Party or the other Party’s Affiliates prior to the Effective Date (including Intellectual Property owned or controlled by the other Party or the other Party’s Affiliates prior to the Original Effective Date) or developed independently of this Agreement and the Original Agreement (“Background Intellectual Property”), or, except for the limited licenses expressly granted under this Agreement, any license or right to use any Intellectual Property owned or controlled by the other Party or the other Party’s Affiliates. For the avoidance of doubt, Iovance is not granted any rights, licenses, or sublicenses to any cell lines, plasmids, or other products or processes that are licensed by Company that may be used in Services; provided, that, Company shall not use any such cell lines, plasmids, or other products or processes that are licensed by Company in the performance of the Services without first obtaining the prior written consent of Iovance. As between the Parties, Iovance shall own all Iovance Confidential Information and Company shall own all Company Confidential Information.

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13.2     New Iovance Intellectual Property and Assignment.

13.2.1       Iovance shall own all right, title, and interest in and to any and all Intellectual Property that Company or its Representatives develops, conceives, invents, first reduces to practice or makes, solely or jointly with Iovance or others, that is a development, improvement, modification, addition, adaptation, enhancement, derivative, variant or progeny resulting from the use of or access to Product, Process, Iovance Materials, Iovance Confidential Information or Background Intellectual Property of Iovance (collectively, “New Iovance Intellectual Property”), including any and all moral rights and Intellectual Property rights inherent therein and appurtenant thereto, including all patent rights, copyrights, trademarks, know-how and trade secrets and the rights to apply for the same. Company further acknowledges and agrees that all original works of authorship that are made by Company (solely or jointly with others) in the performance of a Statement of Work (a “Work”) and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any Work may not, by operation of any Laws, be a work made for hire, Company hereby assigns, transfers and conveys to Iovance all of Company’s worldwide right, title and interest in and to such Work, including all Intellectual Property rights relating thereto. For avoidance of doubt, “New Iovance Intellectual Property” shall include any material (including biological material), processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property. Notwithstanding the foregoing, Iovance agrees that New Iovance Intellectual Property does not include Company Background Intellectual Property or improvements thereto that are developed by Company through the performance of the Services, provided, that such improvements (i) are made without the benefit of Iovance Intellectual Property, Iovance Materials and/or Iovance Confidential Information, and (ii) could have been developed without performance of the Services (i.e., in the event that unique aspects of the Services and/or Iovance Intellectual Property, Iovance Materials or Iovance Confidential Information were not a “but for” cause of such improvement) (“Improvements”).

13.2.2       Company hereby assigns and shall assign to Iovance all of its right, title and interest in and to any New Iovance Intellectual Property. Company shall promptly disclose to Iovance in writing all New Iovance Intellectual Property. Company shall execute, and shall require its Representatives, to execute, any documents reasonably required to confirm Iovance’s ownership of the New Iovance Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Iovance Intellectual Property. In the event that Iovance requires an appointment as an agent or attorney in fact, and cannot reasonably obtain such appointment from Company for any reason other than Company’s reasonable dispute regarding the claims associated with such New Iovance Intellectual Property infringe Company Background Intellectual Property or Improvements, Company hereby irrevocably designates and appoints Iovance and its duly authorized officers and agents as Company’s agent and attorney in fact, to act for and in Company’s behalf and stead to execute and file and prosecute any such applications for United States or foreign patents, trademarks, copyrights or other registration covering New Iovance Intellectual Property or Works assigned to Iovance hereunder, and to do all other lawfully permitted acts to further the prosecution, issuance, enforcement and defense of patents, trademarks, copyrights or other registrations thereon with the same legal force and effect as if executed by Company.

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13.2.3       Each Party confirms and shall ensure that its Representatives are subject to and bound by the same assignment obligations of the Parties under this Section 13.2.

13.3     License. Company hereby grants to Iovance a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses under, in and to Company Background Intellectual Property and Improvements to the extent such Background Intellectual Property or Improvements are embedded in any deliverable provided hereunder or used in the manufacturing of Product for which there is no reasonable substitute available to Iovance, to develop, conduct clinical trials for, formulate, manufacture, test, label, package, seek Regulatory Approval for, market, commercialize, make, have made, use, sell and import Product.

13.4     Prosecution, Maintenance and Enforcement of Patents. Iovance will have the sole right and discretion to file, prosecute, maintain and enforce patent applications and patents claiming New Iovance Intellectual Property at Iovance’s expense. Company will cooperate with Iovance in Iovance’s activities to file, prosecute and maintain patent applications and patents claiming New Iovance Intellectual Property, and will, upon Iovance’s request, review and provide comments to Iovance relating to such patent applications and patents.

13.5     Nonassertion. Except to the extent required to protect Company Background Intellectual Property or Improvements rights, and without limiting Section 13.3, Company and its Affiliates hereby covenant and agree not to, alone or in cooperation with any Third Party, sue or bring any cause of action against Iovance, its Representatives, suppliers, distributors, salespersons, customers, licensees or end-users for any patent infringement based on any development, manufacturing or commercialization activities relating to the Product, the Process or Iovance’s Background Intellectual Property conducted by Iovance and any Third Party for Iovance. This covenant will run with and attach to any and all patent rights owned or controlled, in whole or in part, by Company and shall be binding upon any assignee or sublicensee of any Intellectual Property from Company.

13.6     Other Covenants. Company agrees that (a) it will not publish or publicly present the results of any data or other information generated from the activities hereunder that includes or consists of Iovance Confidential Information, Iovance Materials or Iovance Intellectual Property without Iovance’s prior written consent, and (b) it will at no time file or have filed any patent application or initiate any procedure purporting to obtain any legal rights covering any discovery or inventions that would infringe New Iovance Intellectual Property, or that it first develops, conceives, invents, reduces to practice or makes while using Iovance Confidential Information or Iovance Materials, without Iovance’s prior written consent.

14.	REPRESENTATIONS AND WARRANTIES

14.1     By Iovance. Iovance hereby represents, warrants and covenants to Company that:

14.1.1       it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

14.1.2       the execution, delivery, and performance of this Agreement by Iovance has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

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14.1.3       it has the power and authority to execute and deliver this Agreement and all Statements of Work and to perform its obligations hereunder and thereunder; and

14.1.4       the execution, delivery, and performance by Iovance of this Agreement, its compliance with the provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) any other agreement to which it is a party; (b) its certificate of incorporation or bylaws; or (c) any order, writ, injunction, or decree of any governmental authority entered against it or by which any of its property is bound.

14.2     By Company. Company hereby represents, warrants and covenants to Iovance that:

14.2.1       it is a corporation or entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

14.2.2       the execution, delivery, and performance of this Agreement by Company have been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

14.2.3       it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

14.2.4       the execution, delivery, and performance by Company of this Agreement and its compliance with the provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) any other agreement to which it is a party; (b) the provisions of its charter or organizational documents or bylaws; or (c) any order, writ, injunction, or decree of any governmental authority entered against it or by which any of its property is bound;

14.2.5       the Product released to Iovance conforms to the Specifications, has been and shall be the subject of Services performed in accordance with this Agreement, the applicable Statement of Work, the Quality Agreement, unless otherwise waived in writing by Iovance, and all Laws; and is and will be free and clear of all liens and encumbrances;

14.2.6       the operation of the Facility(ies) are and will continue to be in compliance with all Laws (including the receipt and possession of all applicable licenses, permits, registrations and authorizations);

14.2.7       it has maintained and will continue to maintain, in accordance with and for the period required under this Agreement, the applicable Statement of Work, the Quality Agreement, and all Laws, complete and adequate records pertaining to the Services, Products, methods and the Facility(ies) used in the performance of this Agreement;

14.2.8       it, and its Representatives providing Services under this Agreement, are not, have not, and will not be, at the time of performance of any of the Services hereunder, charged, named in an action, found liable, or convicted for conduct relating to the development or approval of, or otherwise relating to the regulation of, any health care product under any Law. In the event that the foregoing should occur or should Company receive notification of any investigation, threat, pending, current, or future proceeding, or notice of the foregoing, Company shall immediately notify Iovance;

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14.2.9       save for security interests expressly given in favor of Iovance, it will have good and marketable title, free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Product to be delivered hereunder;

14.2.10       it, and its Representatives, is and are not and will not be, at the time of performance of any Services hereunder, disqualified, excluded or debarred by any regulatory agency or other governmental authority for any purpose pursuant to Law. Debarment, disqualification, and exclusion shall include, but shall not be limited to, FDA debarment, temporary denial, and suspension pursuant to 21 C.F.R. § 335a, FDA investigator disqualification or restriction pursuant to 21 U.S.C. §§ 312.70, 511.1(c), or 812.119, exclusion from participation in federal or state healthcare programs, and debarment, suspension, or ineligibility to participate in federal procurement and non-procurement programs. Prior to employing or otherwise engaging any individual or entity in connection to the Services, Company agrees to review all applicable public lists to ensure that such individuals or entities are not disqualified, excluded, or debarred and agrees not to employ or otherwise engage any individual or entity who is presently or has ever been disqualified, excluded or debarred. In the event that the foregoing should occur or should Company receive notification of any investigation, threat, pending, current, or future proceeding, or notice of the foregoing, Company shall immediately notify Iovance;

14.2.11       it will conduct the Services in compliance with all Laws, including those dealing with occupational safety and health, those dealing with public safety and health, those dealing with patient privacy, those dealing with protecting the environment, and those dealing with disposal of wastes;

14.2.12       any processes or materials used by Company in the Services or otherwise used in the manufacturing of Product (other than the Process) do not infringe any Intellectual Property rights of any Third Party;

14.2.13       it will not enter into any agreement or arrangement with any party which will hinder it or prevent it from performing its obligations under this Agreement;

14.2.14       each of its Representatives is subject to a written agreement that assigns to Company all Intellectual Property made by such individual in the course of his or her employment with Company or the performance of activities hereunder, and Company will not use any of its Representatives in the performance of its obligations hereunder, including the performance of any Services or Statement of Work, that are not each subject to such written obligations; and

14.2.15       it shall comply with all rules and obligations vis-à-vis employees and self-employed consultants (if any), and, as set out by all Laws, collective and individual agreements, including (a) payment of salaries, social security charges, insurances and withholding taxes on the income received by the workers involved in the performance of this Agreement, as well as (b) any other obligations deriving from the employment agreement and/or self-employment agreement, including provisions protection of the personnel, safety and physical integrity, in full compliance with all Laws and the individual and collective agreements. Company expressly undertakes to perform this Agreement using only personnel duly employed or otherwise engaged in accordance with all Laws.

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15.	DISCLAIMER; LIMITATION OF LIABILITY

15.1     Disclaimer. EXCEPT AS EXPRESSLY SET FORTH WITHIN THIS AGREEMENT, A STATEMENT OF WORK OR THE QUALITY AGREEMENT AND TO THE EXTENT PERMITTED BY LAW, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES RELATING TO THE SERVICES OR OTHER ACTIVITIES HEREUNDER, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

15.2     Limitation of Liability. Under no circumstances shall EITHER Party be liable to the other PARTY for indirect, MULTIPLE, special, consequential, LIQUIDATED, OR PUNITIVE DAMAGES, INCLUDING lost profits, OR lost revenue AND THE TOTAL LIABILITY OF EITHER PARTY AND ITS REPRESENTATIVES TO THE OTHER PARTY AND ANYONE CLAIMING BY OR THROUGH THE OTHER PARTY, FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING ATTORNEYS’ FEES AND COSTS AND EXPERT-WITNESS FEES AND COSTS OF ANY NATURE WHATSOEVER OR CLAIMS EXPENSES RESULTING FROM OR IN ANY WAY RELATED TO AN APPLICABLE STATEMENT OF WORK FROM ANY CAUSE OR CAUSES SHALL NOT EXCEED, ON A CLAIM-BY-CLAIM BASIS, THE FEES PAID OR OWED FOR THE [***] OF THE SERVICES GIVING RISE TO SUCH LIABILITY UNDER [***] STATEMENT OF WORK (WITH [***] UNDERSTOOD TO MEAN A GIVEN [***] AS OPPOSED TO A [***] OF A [***] (E.G., IN THE CONTEXT OF A [***], A [***] WOULD BE [***], RATHER THAN A [***] IN THE [***] RELATED TO SUCH [***])). the foregoing limitations of liability shall not apply to a Party’s (a) breach of its obligations pursuant to Article 12 (CONFIDENTIALITY) or Article 13 (INTELLECTUAL PROPERTY), (b) GROSS NEGLIGENCE or willful misconduct hereunder, (c) obligations pursuant to Section 17.1 or Section 17.2 (INDEMNIFICATION), or (D) FRAUD.

15.3     Further Limitation. Whereas there are inherent risks of microorganism contamination of Product resulting from the open process steps associated with Patient Tumor acquisition and the Process as of the Original Effective Date, Iovance agrees that notwithstanding anything to the contrary in this Agreement, for so long as the Process has such open process steps, Company shall not be liable for any damages of any kind whatsoever, including Losses where such damages or Losses arise or result from the contamination of Product by microorganisms, including viruses. This limitation shall not apply if the contamination was caused by the negligence, willful misconduct or breach of this Agreement by Company.

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16.	TERM AND TERMINATION

16.1     Term. The term of this Agreement shall be deemed to have commenced on the Original Effective Date and shall expire on the third (3rd) anniversary of the Original Effective Date, unless earlier terminated in accordance with this Agreement (the “Term”); provided, that the Term may be extended upon the mutual written consent of the Parties.

16.2     Termination for Material Breach. Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach (other than a breach for non-payment) is not capable of being cured within such thirty (30) -day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty (30)-day period, the cure period may be extended, with the written consent of the non-breaching Party, to ninety (90) days, so long as the breaching Party is making diligent efforts to cure such breach. Such termination shall be effective upon expiration of such cure period. In the event of termination by Iovance under this Section 16.2, any termination fees in the applicable Statements of Work will not apply.

16.3     Termination of Clinical Trials; Frustration of Purpose. Iovance may immediately terminate a Statement of Work or the manufacturing of a lot under a given Statement of Work upon written notice to Company if (a) any clinical trial for which Product is being produced hereunder has been or will be terminated, or (b) the purpose of such Statement of Work or manufacturing such lot becomes fundamentally frustrated (e.g., TILs cannot be harvested from the applicable patient, the patient can no longer use the Product, or TILs are not being produced in sufficient quantities for use in a patient or the FDA requires that the production of Product must be terminated).

16.4     Termination by Iovance or Company. Iovance may terminate this Agreement or any Statement of Work by providing written notice of termination not less than thirty (30) days in advance of the date of termination. Company may terminate this Agreement by providing written notice of termination not less than one hundred eighty (180) days in advance of the date of termination; provided, that, this Agreement shall remain in full force and effect with respect to any Statements of Work outstanding at the time that such termination becomes effective. For the avoidance of doubt, in the event of termination by Iovance under this Section 16.4, Iovance shall, at minimum, remain liable for all fees owed by Iovance or earned by Company pursuant to any outstanding Statement of Work, including in the case of termination by Iovance under Sections 16.3, or 16.4 or termination by Company under Section 16.5 any termination fees agreed to by the parties in such Statement of Work.

16.5     Termination or Insolvency. Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within thirty (30) days of such appointment; or (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

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16.6     Effects of Termination.

16.6.1       Accrued Rights. Termination or expiration of this Agreement or any Statement of Work for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party of obligations that are expressly indicated to or which by their nature should survive the termination or expiration of this Agreement.

16.6.2       Disposition of Remaining Confidential Information. Upon termination or expiration of a Statement of Work or this Agreement, Company will cease use of and store any property (including Intellectual Property) of Iovance in its possession and, at Iovance’s option (and subject to the terms of Article 8), return or destroy any Iovance Confidential Information and, except as provided in Section 16.6.3, any other Iovance property in its possession or control. Notwithstanding the foregoing provisions, each Party may retain in its secure archival files a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

16.6.3       Purchased Equipment. Upon termination or expiration of a Statement of Work or this Agreement, Company will, if so requested by Iovance, pack and ship at Company’s expense any Purchased Equipment related to the Statement of Work, or, in the case of termination or expiration of this Agreement, any Purchased Equipment generally, to a destination or destinations designated by Iovance. Company shall insure that any Purchased Equipment so returned to Iovance is in its original condition but for reasonable wear and tear of the Purchased Equipment contemplated by this Agreement.

16.6.4       Survival. The provisions of this Agreement that by their nature should survive the termination or expiration of this Agreement, including Articles 8, 12, 13, 15, 17 and 18, and Sections 5.4, 6.4 and 16.6 of this Agreement, together with any appendices referenced therein.

17.	INDEMNIFICATION

17.1     Indemnification of Iovance. Company will indemnify Iovance and its Affiliates and subcontractors, and their respective directors, officers, employees and agents (the “Iovance Parties”), and defend and hold each of them harmless, from and against all claims, lawsuits or other action or threat by a Third Party, including any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the defense or settlement thereof or in damages awarded therein (collectively, “Losses”) to the extent such Losses arise out of or result from: (a) any material breach by Company (or any Company Parties) of this Agreement or the Original Agreement, or (b) the negligence or willful misconduct of any Company Parties in the performance of this Agreement or the Original Agreement. Company’s obligation to indemnify Iovance shall be reduced to the extent that any Losses are caused by the negligence, willful misconduct, breach of this Agreement or the Original Agreement, or fraud of Iovance.

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17.2     Indemnification of Company. Iovance will indemnify Company and its Affiliates and subcontractors, and their respective directors, officers, employees and agents (the “Company Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from: (a) any material breach by Iovance of this Agreement or the Original Agreement, (b) the research, development, distribution, use, sales or other disposition by or on behalf of Iovance of the Product, or (c) the negligence or willful misconduct of any Iovance Parties in the performance of this Agreement or the Original Agreement. Iovance’s obligation to indemnify Company shall be reduced to the extent that any Losses are caused by the negligence, willful misconduct, breach of this Agreement or the Original Agreement, or fraud of Company.

17.3     Limitation. The obligation of Company under Section 17.1 and Iovance under Section 17.2 is limited to [***] dollars ($[***]) per indemnifiable claim, except that this limitation will not apply with respect to any such claim arising out of or relating to fraud, gross negligence or willful misconduct by the Indemnitor. For the avoidance of doubt, this limitation will not apply with respect to any Loss relating to personal injury or death arising out of or relating to fraud, gross negligence, willful misconduct or breach of this Agreement or the Original Agreement.

17.4     Indemnification Procedure.

17.4.1       An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates and subcontractors, and their respective directors, officers, employees and agents, who shall be represented through the Party to this Agreement with whom they are associated.

17.4.2       An Indemnitee which intends to claim indemnification under Section 17.1 or Section 17.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and subcontractors and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth in this Agreement. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and subcontractors and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense. It is understood that only Company or Iovance may claim indemnity under this Article 17 (on its own behalf or on behalf of its indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

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17.4.3       Exclusivity. The rights and remedies set forth in this Section 17 constitute the exclusive rights and remedies of the Parties in respect of the matters indemnified under Section 17.1 and 17.2.

17.5     Insurance. Iovance will maintain, at all times during the Term and for five (5) years thereafter, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least two million dollars ($2,000,000) and an aggregate limit of at least five million dollars ($5,000,000). Likewise, Company will maintain, at all times during the Term and for at least five (5) years thereafter, commercial general liability insurance including contractual liability coverage and product liability coverage, with a per occurrence limit of at least two million dollars ($2,000,000) and an aggregate limit of at least five million dollars ($5,000,000). In addition, Company will, and has a contractual responsibility to, maintain, at all times during the Term insurance of a type and in an amount necessary to fully cover the loss of all Purchased Equipment on Company premises or under Company’s control and will arrange for Iovance to be named as loss payee on all such insurance. Upon Iovance’s request, Company shall furnish to Iovance certificates that all insurance required under this Agreement. Any failure by Company to provide such certifications shall be deemed a material breach of this Agreement. Company shall provide thirty (30) days’ prior written notice of all cancellation, non-renewal or material changes in such policy(ies); provided, that, for clarity, at all times Company must comply with the insurance minimums set forth above.

18.	MISCELLANEOUS

18.1     Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

18.2     Force Majeure. Neither Party shall be in breach of this Agreement if and to the extent there is any failure of performance under this Agreement occasioned by an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, or any other similar reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues to affect performance. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations. This Section shall be without prejudice to Iovance’s termination rights under Article 16.

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18.3     Condemnation. If the Facility(ies) are, or any individual Facility is, condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility(ies) vests in the authority so exercising or threatening to exercise such power and Iovance will not have any right to the Condemnation proceeds. This Section shall be without prejudice to Iovance’s termination rights under Article 16.

18.4     Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, with an electronic copy of the notice sent to the email address provided, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to Company:

WuXi AppTec, Inc.
Attention: Alan Moore

4751 League Island Blvd.
Philadelphia, PA 19112

With a copy to “Vice President, Manufacturing” at the above address.

If to Iovance:

Iovance Biotherapeutics, Inc.
Attention: Richard Gaeto
999 Skyway Road, Suite 150
San Carlos, CA 94070

With a copy to:

Iovance Biotherapeutics, Inc.
Attention: Legal Department
999 Skyway Road, Suite 150
San Carlos, CA 94070

With an electronic copy to:

legal@iovance.com

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 18.4.

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18.5     Entire Agreement, Amendments, Initial Agreement.

18.5.1       This Agreement, including the Quality Agreement and the Statements of Work and Change Orders entered into by the Parties from time to time and the Appendices attached hereto or thereto and referenced herein or therein, constitutes the full understanding of the Parties, a complete and fully integrated agreement and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof (including the Original Agreement). No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

18.5.2       The Parties were previously parties to that certain Cell Therapy Development, Manufacturing and/or Tissue Processing Terms and Conditions with an effective date of September 25, 2015 (the “Initial Agreement”), which predates this Agreement and the Original Agreement, and under such Initial Agreement the Parties have executed several work orders, including WO A-4, executed September 6, 2016 (“WO A-4”). The Parties desire that the Original Agreement, as amended and restated by this Agreement, govern WO A-4. The Parties acknowledge and agree that this Section 18.5.2 constitutes an amendment to WO A-4 under Section 14 of the Initial Agreement. In furtherance thereof, from and after the Original Effective Date, the Original Agreement, as amended and restated by this Agreement, shall solely govern the performance of WO A-4. Accordingly, references to Statements of Work herein shall also be deemed to refer to WO A-4.

18.6     Governing Law. This Agreement and any disputes hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. This provision shall operate without prejudice to either Party’s ability to seek injunctive or other interlocutory relief in any court accepting jurisdiction in order to protect and enforce its Intellectual Property rights.

18.7     Equitable Relief. The Parties agree that the obligations contained in Articles 12 and 13 are necessary and reasonable in order to protect the Parties’ respective businesses. The Parties further agree that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements with respect to Articles 12 and 13, and that each Party shall be entitled to seek injunctive or other equitable relief against the threatened or continued breach of those provisions, and agree that no bond or other security shall be required in obtaining such equitable relief. Furthermore, except as expressly set forth in this Agreement, none of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity.

18.8     Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile, PDF or original, and a facsimile or scanned signature shall be deemed to be and shall be as effective as an original signature. Signature pages may be exchanged via email.

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18.9     Severability. As a fully integrated agreement, each right or obligation of each Party to this Agreement is fully dependent on the Party retaining all of its other rights and performing all of its other obligations under this Agreement. Nevertheless, if any part of this Agreement shall be found to be invalid or unenforceable under Law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of this Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

18.10   Titles and Subtitles. All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered when construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

18.11   Recitals, Definitions and Appendices. All “RECITALS”, “DEFINITIONS” and Appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

18.12   Interpretation and Construction.

18.12.1       Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires and (ii) the singular context will include the plural and vice versa.

18.12.2       The words “include”, “includes” and “including” (and words of similar meaning) shall be deemed to be followed by the phrase “without limitation”.

18.12.3       For purposes of interpretation of this Agreement, the following shall apply:

(a)	“Personal Information” shall be understood to include personal data.

(b)	With respect to the Use of Personal Information, “Use” shall be understood to include the processing of Personal Information.

(c)	“patients” shall be understood to be synonymous with study subjects.

(d)	“regulatory agency” shall be understood to be synonymous with regulatory authority.

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18.13   Assignment, Third Party Beneficiaries. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Company may not assign its interest under this Agreement (including the Quality Agreement) without the prior written consent of Iovance, such consent not to be unreasonably withheld. Notwithstanding the above, Iovance may, without Company’s prior consent, assign this Agreement, in whole or in part, to Iovance’s Affiliates or to any entity that may acquire substantially all of the assets of Iovance to which this Agreement relates. This Agreement shall be binding upon, and inure to the benefits of, the Parties hereto and their respective successors and assigns. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement, the Statements of Work, the Quality Agreement and all Laws. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

18.14    Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).

18.15   Dispute Resolution, Arbitration.

18.15.1       If the JSC is unable to resolve a dispute pursuant to Section 3.3.3, despite each Party’s good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee), who will attempt to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

18.15.2       In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may refer the matter to binding arbitration pursuant to Section 18.15.3.

18.15.3       In the event Presidents (or other designees) have not resolved a dispute referred to them pursuant to Section 18.15.2 within thirty (30) days of receipt of the written notice referring such dispute to the Presidents (or other designees), either Party may at any time after such thirty (30) day period submit such dispute to be finally settled by arbitration administered in accordance with the procedural rules of the American Arbitration Association (the “AAA”) in effect at the time of submission, as modified by this Section 18.15.3. The arbitration will be governed by the Laws of the State of New York. The arbitration will be heard and determined by three arbitrators who are retired judges or attorneys with at least twenty (20) years of relevant experience in the pharmaceutical and biotechnology industry, each of whom will be impartial and independent and will not have worked for or on behalf of either Party for at least five (5) years. Each Party will appoint one (1) arbitrator and the third arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within thirty (30) days following appointment of the second arbitrator, by the AAA. Such arbitration will take place in New York, New York. The arbitration award so given will, absent manifest error, be a final and binding determination of the applicable dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 15.2. Each Party will pay the fees, costs and expenses for the arbitrator it chooses, and the Parties will share payment for the third arbitrator. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law or securities exchange, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

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18.15.4       Nothing in this Agreement will prevent either Party from exercising any right under this Agreement, including the right of termination, or require either Party to forego or delay any proceeding to seek equitable or injunctive relief to stop or prevent any breach of this Agreement if that Party reasonably believes that it would be irreparably harmed by any delay in seeking such relief.

18.16   No Presumption against Drafter. For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IOVANCE BIOTHERAPEUTICS, Inc.	WUXI Apptec, inc.

Name:	Name:

Title:	Title:

Appendix A

Statements of Work

Appendix B

Iovance Materials